051 Putnam Municipal Income Fund
3/31/04 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


Putnam Management has agreed to assume certain expenses incurred by the fund in connection with allegations of improper short-term trading activity. During the fund's fiscal [year/period], legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $10,585.


72 DD1

Class A		36,641
Class B		 7,540
Class C		   680

72 DD2

Class M		  508


73 A1

Class A		0.414056
Class B		0.361542
Class C		0.348819

73 A2

Class M		0.392181


74 U1

Class A		76,877
Class B		16,525
Class C		 1,590


74 U2

Class M		960

74 V1

Class A		8.74
Class B		8.74
Class C		8.75


74 V2

Class M		8.74